Exhibit (p12)

SENGU CAPITAL LIMITED

CODE OF ETHICS

Document Governance

Version	Date	Author	Notes / changes

V.1	May 2025	Kroll	Initial Code of Ethics

V.1	September	Xavier FANJAUD	Reviewed (adjusted Gift down to
	2025		2000 HKD to match Compliance
Manual)

V1.1	February 2026	Xavier FANJAUD	Added section 17j-1 to meet the
requirement of the 1940 Investment
Act

This Code of Ethics (the “Code”) is the sole property of SENGU CAPITAL LIMITED and its subsidiaries and affiliates (collectively, the “Company”) and must be returned to the Company upon termination for any reason of a Supervised Person’s (as defined within this Code) association with the Company. The contents of the Code are strictly confidential. Supervised Persons may not duplicate, copy or reproduce the Code in whole or in part or make it available in any form to non-Supervised Persons without prior approval in writing from the Company’s Chief Compliance Officer.

[Insert Client Logo]

Table of Contents

Introduction	1

I. General	4

A. Statement of General Principles	4

B. Initial and Annual Acknowledgment	4

C. Reporting Violations of the Code of Ethics	4

II. Supervised Persons’ Conduct	5

A. Conflicts of Interest	5

B. Outside Business Activities	5

C. Gifts and Entertainment	6

D. Political Contributions	7

III. Prevention and Detection of Insider Trading	9

IV. Personal Trading Policies and Procedures	10

A. Reporting	10

B. Preclearance Procedures	10

C. Personal Trading Accounts	10

D. Non-Discretionary Managed Accounts	10

E. Restricted List	11

F. Review	11

G. Remedial Actions	11

V. Bad Actor Rule	13

A. Definitions	13

B. Verification by Covered Persons	14

C. Remedial Actions	14

VI. Appendix A	16

Introduction

This Code is applicable to each Supervised Person (as defined below) of the Company and is intended to govern the activities and conduct of Supervised Persons on behalf of the Company, as well as certain personal activities and conduct of Supervised Persons. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Supervised Persons, but rather is intended to establish general rules of conduct and procedures applicable to all Supervised Persons.

The designated Chief Compliance Officer (“CCO”) is responsible for administering and implementing this Code. All Supervised Persons and Access Persons are required to be thoroughly familiar with the Company’s standards and procedures as described in this Code. Any questions regarding this Code, or other compliance issues, must be directed to the CCO. The CCO may, from time to time, appoint a designee to carry out certain responsibilities of the post.

All references to the Appendices in this Code refer to the Appendices in the Compliance Manual of the Company.

The following defined terms are used throughout the Code:

“Access Person,” as defined in the Advisers Act means any Supervised Person of the Company who: (i) has access to non-public information regarding Clients/Funds’ investments, including the purchase or sale of Securities; (ii) has access to non-public information regarding the portfolio holdings of any Client/Fund; (iii) is involved in making investment and Securities recommendations to the Clients/Funds; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of the Company.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” in Securities means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Supervised Person or Access Person is presumed to be a Beneficial Owner of Securities that are held by his or her immediate family members sharing the Supervised Person’s or the Access Person’s household or to which the Supervised Person and Access Persons provides primary financial support.

“Chief Compliance Officer” or “CCO” means FANJAUD Xavier Paul Christian or such other person as may be designated from time to time.

“Client” means any entity to which the Company provides investment advisory or management services, including investment funds and private accounts.

“Company” means Sengu Capital Limited and each affiliated entity under common control, which are engaged in the business of providing investment advisory or management services.

“Directors” means the Company’s directors who are OHIRA Yoshihiko and FANJAUD Xavier.

“Fund” means any pooled investment vehicle (e.g., a private fund vehicle) to which the Company provides investment advisory or management services.

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

“Non-Discretionary Managed Account” means an account for which the Supervised Person/Access Person has designated investment discretion entirely to a third party. In such account, the Supervised Person/Access Person cannot exercise any investment discretion in the purchase or sale of Securities.

“Non-Reportable Securities” refers to indices, FX, Bonds, ETFs, and any derivatives of the above.

“Personal Trading Account” means a personal investment or trading account of a Supervised Person or Access Person or a related account. Specifically, Personal Trading Account includes: (i) trusts for which an Supervised Person or Access Person acts as trustee, executor, Client/Fund custodian or discretionary manager; (ii) accounts for the benefit of the Supervised Person or Access Person’s spouse or minor child; (iii) accounts for the benefit of a relative living with the Supervised Person or Access Person; and (iv) accounts for the benefit of any person to whom the Supervised Person or Access Person provides primary financial support.

A Personal Trading Account may also include an investment or trading account over which a Supervised Person or Access Person exercises control or provides investment advice or a proprietary investment or trading account maintained for the Company or its Supervised Persons and Access Persons.

“Private Placement” means an offering of Securities that is exempt from registration under the Securities Act, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D.

“Reportable Securities” include all Securities, as defined below, with the exception of all Non-Reportable Securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, all “Securities” are deemed to be “Reportable Securities.”

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Company or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company.

Other capitalized terms used herein may be defined elsewhere in the Code or have the meaning given such term under applicable law.

I.	General

A.    Statement of General Principles

This Code describes the Company’s policies and procedures covering a wide range of activities applicable to Supervised Persons, and has been adopted, in conjunction with the Company’s Compliance Manual (the “Manual”), to satisfy the obligations of an investment adviser registered with the SEC in connection with Rule 206(4)-7 under the Advisers Act. As an investment adviser, the Company has a fiduciary duty to place Client/Fund interests before the interests of the Company and its Supervised Persons.

It is critical that Supervised Persons avoid any situation that might present, or appear to present, any actual or potential conflict of interest with the interests of the Clients/Funds, or compromise or appear to compromise, Supervised Persons’ ability to exercise fully their independent best judgment for the benefit of the Clients/Funds.

Failing to comply with the Code may lead to disciplinary actions, including, but not limited to cancellation of personal trading transactions, disgorgement of profits from such transactions, suspension of personal trading privileges, suspension of employment or termination of employment. The CCO will determine, in consultation with the Director of the Company, what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to the Clients/Funds and their investors and whether the Supervised Person has previously engaged in any improper conduct.

B.    Initial and Annual Acknowledgment

Each Supervised Person upon hire, and at least annually thereafter, is required to sign the Employee Undertaking acknowledging that he or she has received a copy of the Code and certifying that he or she has read and understands the Code and agrees to abide by its provisions.

C.    Reporting Violations of the Code of Ethics

All Supervised Persons must promptly report any violations of the Code to the CCO. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed, investigated and reported to the Company’s Director.

All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act. For more information, please refer to the “Whistleblower Policy” in the Manual.

II.	Supervised Persons’ Conduct

A.    Conflicts of Interest

The Company strives to identify and mitigate, to the extent practicable, all perceived, potential and actual conflicts of interest that may affect the Company’s and its Supervised Persons’ provision of advisory services to the Clients/Funds. To this end, all Supervised Persons should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

Employees must ensure that their personal business, investment and other activities (including those of family and other close associates) do not influence their judgment or action in relation to their duties.

Employees must not at any time unfairly place their interests above those of their clients. All reasonable steps must be taken to avoid situations that are likely to involve a conflict of interest.

If such a conflict of interest does occur, employees should report it to the senior management promptly and withdraw from, or decline to accept, a mandate where a material conflict of interest arises with their client that cannot be resolved through the client giving its informed consent. If employees are in any doubt as to whether a conflict of interest exists they should consult the senior management promptly. If the Company or employees have a material interest in a transaction with a client, the fact is disclosed, where practicable, to the client before the execution of the relevant transaction.

B.    Outside Business Activities

Business activities other than employment at the Company may present conflicts of interest. Accordingly, each Supervised Person must disclose upon hire all outside business activities to the CCO, and prior to engaging in any new outside business activity, must seek approval from the CCO by submitting an Outside Business Activity Approval Form.1 To minimize the scope for conflict, employees may be required to surrender any director’s fees or other remuneration received as a result of external directorships.

Outside business activities captured under this policy include any activity that calls for a material time commitment or provides compensation in return for investment-related or other-business-related activity. The following outside business activities are also captured: (i) serving as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as a consultant, teacher, lecturer, publisher of articles or radio or television guest.

The CCO will approve or deny preclearance requests based on the nature of the activity, the time commitment, compensation and any other factors that may be relevant.

1 The CCO must submit pre-approval requests on his/her own behalf to the Director.

Under no circumstances may a Supervised Person represent or suggest that his or her association with any outside business activity in any way reflects the approval by the Company of that organization, such organization’s securities, its manner of doing business or any person connected with such organization or its activities.

C.    Gifts and Entertainment

The following Gifts and Entertainment policy imposes limits on, and monitors the nature and quantity of, “business-related” gifts, gratuities and entertainment, as this is another area where conflicts of interest may arise. “Business-related” gifts, gratuities and entertainment are those that the Company’s Supervised Persons give to, or receive from, a person or firm that: (i) conducts business with or provides services to the Company; (ii) may do business or is being solicited to do business with the Company; or (iii) is associated with an organization that conducts or seeks to conduct business with the Company. In addition, Supervised Persons may not be compensated, directly or indirectly, except by the Company or when otherwise approved by the Company (including approval by the CCO or others, as provided elsewhere in this Code).

This policy is not intended to prevent Supervised Persons from giving or receiving gifts, gratuities or entertainment, provided that such gifts and entertainment are not extravagant, costly, lavish or excessive. The policy is intended to ensure that the practice of giving and accepting gifts, gratuities or entertainment is not abused and does not compromise the integrity, objectivity or fiduciary responsibilities of the Company or its Supervised Persons, create an appearance of impropriety or raise potential conflicts of interest. For purposes of this policy, value is the higher of cost or fair market value. Gifts and entertainment given among Supervised Persons are not subject to the guidelines set forth below.

1.	Preapproval Process and Prohibitions

a. Gifts

A “gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend in advance to be present at such event, then the tickets will be deemed a gift. Each Supervised Person may offer or accept business-related gifts of up to HK$2,000 (or equivalent in foreign currency) in value per individual gift to or from any third party with whom the Company conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO. For individual gifts that exceed this threshold, and an accumulative value over HK$2,000 (or equivalent in foreign currency) to and from the same third party per quarter, Supervised Persons must submit a Gift and Entertainment Approval Form to the CCO upon receipt of or prior to offering such gift.2

2 The CCO must submit any pre-approval requests on his / her own behalf to the Director.

b.     Entertainment

“Entertainment” refers to meals, sporting events or other entertainment events where the giver intends to participate in or attends the event with the recipient (e.g., accompanies the recipient of baseball tickets to the game). If the giver intends to participate in the event, then such an event will be deemed entertainment. Each Supervised Person may offer or accept business-related entertainment of up to HK$2,000 (or equivalent in foreign currency) per person in value to or from any third party with whom the Company conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO, provided that the Supervised Person and the business associate both attend and that such entertainment is not so frequent, costly, lavish or excessive as to raise questions of impropriety. For entertainment that exceeds this threshold, and an accumulative value over HK$2,000 (or equivalent in foreign currency) to and from the same third party per quarter, Supervised Persons must submit a Gift and Entertainment Approval Form to the CCO upon receipt of or prior to offering such entertainment.

c.     Prohibited Conduct

No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Company or any Supervised Person. Supervised Persons are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate or cash equivalents.

Furthermore, to ensure compliance with the Foreign Corrupt Practices Act (“FCPA”), Supervised Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any “government official” (as defined under the FCPA) for any business or Company-related reasons. For more information, please refer to the Foreign Corrupt Practices Act section of the Manual.

D.    Political Contributions

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) addresses practices commonly known as “pay to play”, where an investment adviser or its Supervised Persons directly or indirectly make contributions or other payments to certain U.S. public officials or candidates with the intent of soliciting investment advisory business. Violations of the Pay to Play Rule can have serious implications. Specifically, the Company can be precluded from receiving fees from a U.S. state or local government entity for up to two years following the violative contribution.

The Political Contributions Policy is designed to ensure that Political Contributions (as defined below) by Supervised Persons do not violate the Pay to Play Rule.

1.	Definitions

For purposes of this Political Contributions policy, the following definitions apply:

“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term includes contributions made to a political action committee (as defined below).

“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation.

“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where the Company is providing or seeking to provide investment advisory services to a government entity.

2.     Preclearance and Disclosure

Supervised Persons are required to disclose Political Contributions made by themselves and any family member living in the same household or to whom the Supervised Person provides primary financial support, within the past two years at the time of hire and annually thereafter.

Supervised Persons and any family member living in the same household or to whom the Supervised Person provides primary financial support, must obtain prior written approval from the CCO before making any Political Contribution to or participating in any political Solicitation Activity on behalf of any political candidate, official, party or organization. A Supervised Person may request approval from the CCO by completing and submitting a Political Contribution Pre-clearance Form (Appendix P of Manual).

3.     Corporate Contributions

Supervised Persons may not use personal or corporate funds to make Political Contributions on behalf of or in the name of the Company. Further, the Company will not reimburse Political Contributions made by Supervised Persons.

4.     Charitable Contributions

Contributions to a charity are not considered Political Contributions unless made to, though, in the name of or to a fund controlled by a federal, state or local candidate or official. This Political Contributions policy is not intended to impede legitimate, charitable fund-raising activities.

5.     International Contributions

Political Contributions by the Company or Supervised Persons to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited. For more information, please refer to sections of the Manual on the FCPA and UK Bribery Act.

III.  Prevention and Detection of Insider Trading

The Company’s business may require Supervised Persons and Access Persons to deal with highly confidential or sensitive information. The misuse of such information, which is also known as material non-public information (“MNPI”), may violate federal and state securities laws as well as other regulatory requirements. Such misuse may also damage the reputation and financial position of the Company and its Supervised Persons and Access Persons, and therefore must be avoided.

The misuse of MNPI is generally known as “insider trading”. Insider trading is not explicitly defined in securities laws; however, it has been interpreted to mean trading on the basis of MNPI for profit or to avoid loss. Securities laws have been interpreted to prohibit trading while in possession of MNPI, whether received directly or indirectly or communicating MNPI to others in breach of a fiduciary duty.

The Company forbids all Supervised Persons and Access Persons from trading for the Company, on behalf of the Clients/Funds, oneself or for others on the basis of MNPI. Furthermore, communicating MNPI to others, except as provided below, is expressly forbidden. The Company’s policy extends to activities within and outside a Supervised Person’s and Access Person’s relationship with the Company.

Supervised Persons and Access Persons may face monetary penalties of up to three times the illicit profits gained or losses avoided, as well as disgorgement of profits or losses avoided from such transactions, termination of employment, disbarment from the securities industry and/or incarceration. In addition, the Company may face monetary penalties and reputational damage.

It is the responsibility of each Supervised Person and Access Person to notify the CCO immediately if they have come into possession of MNPI. If a Supervised Person or Access Person has questions as to whether he or she is in possession of MNPI, the Supervised Person or Access Person should consult with the CCO. For more information, please refer to the section on MNPI and insider trading in the Manual.

IV.  Personal Trading Policies and Procedures

Rule 204A-1 under the Advisers Act requires the Company’s Code to impose certain restrictions on the personal securities trading of Supervised Persons and Access Persons and any family member living in the same household or to whom the Supervised Person or Access Person provides primary financial support. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

Pursuant to the Rule, the following Personal Trading Policy is designed to prevent potential legal, business or ethical conflicts and to minimize the risk of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Supervised Persons and Access Persons and any family member living in the same household or to whom the Supervised Person or Access Person provides primary financial support, must avoid any conflict or perceived conflict with the interests of the Company, the Clients/Funds and the investors in the Clients/Funds.

In addition to the obligations under Rule 204A-1, Staff of the Company who are responsible for servicing the Registered Fund will also be obligated to the Registered Fund’s Code of Ethics under Rule 17j-1 of the Investment Company Act which is attached hereto as Appendix A

A.	Reporting

Please refer to the Personal Account Dealing Rules in the Manual for details.

B.	Preclearance Procedures

Please refer to the Personal Account Dealing Rules in the Manual for details.

C.	Personal Trading Accounts

Please refer to the Personal Account Dealing Rules in the Manual for details.

D.	Non-Discretionary Managed Accounts

Supervised Persons and Access Persons must also report to the CCO, upon hire and at least annually thereafter, all Non-Discretionary Managed Accounts (accounts for which the Supervised Person/Access Person has designated investment discretion entirely to a third party) of the Supervised Person or Access Person and all Securities held in these accounts. Additionally, upon opening or closing a Non-Discretionary Managed Account, Supervised Persons and Access Persons are required to notify the CCO accordingly by email or in writing.

In order to substantiate the Supervised Person’s/Access Person’s absence of discretion over transactions in a Non-Discretionary Managed Account, the Supervised Person/Access Person, as well as their third party manager, must deliver an attestation to the CCO representing the nature of their managerial relationship. In addition, upon the request of the CCO the Supervised Person may be required to provide the statements and trading confirmations related to the Non-Discretionary Managed Account.

Transactions executed by a third-party manager in Non-Discretionary Managed Accounts are exempt from the Company’s preclearance requirements outlined above.

E.     Restricted List

The CCO may place certain securities on a “Restricted List.” Supervised Persons are prohibited from personally, or on behalf of a Client/Fund, purchasing or selling securities that appear on the Restricted List. A security may be placed on the Company’s Restricted List for a variety of reasons including, but not limited to:

•	The Company is in possession of MNPI about an issuer;

•	A Supervised Person or Access Person is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Company or such person to receive MNPI;

•	The Company has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;

•	A Supervised Person or Access Person trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

•	An investor relationship that involves a senior officer or director of an issuer (a “Value-Added Investor”) may present the appearance of a conflict of interest or an actual conflict of interest; and

•	The CCO has otherwise determined it is necessary to do so.

The CCO is responsible for maintaining the Restricted List. Securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

F.     Review

On at least a monthly basis, or at any other time as may be prudent, the CCO shall review the personal trading activity of all Supervised Persons and Access Persons. The CCO will closely monitor the investment activity of Supervised Persons and Access Persons to detect any abuses.

G.    Remedial Actions

The Company takes the potential for conflicts of interest caused by personal trading very seriously. The Company reserves the right to prevent purchases or sales of a Security by a Supervised Person or Access Person for any reason it deems appropriate. In the event that the Company’s personal trading policies are not complied with, the Company reserves the right to impose various sanctions on Supervised Persons and Access Persons that violate the Code. Such remedial action may include restrictions on future personal trading by the Supervised Person or Access Person, monetary fines, disgorgement of profits, reprimand or termination of employment.

V.   Bad Actor Rule

The Bad Actor Rule, effective September 23, 2013, prohibits the Company from relying on the Rule 506 exemption if the Company, or any person covered by the Rule, has had a disqualifying event as of the Rule’s effective date. For purposes of this Rule, “covered persons” include: (i) the Company, including its predecessors and affiliates; (ii) directors and certain officers;(iii) general partners and managing members of the Company; (iv) 20% beneficial owners of any of the Clients/Funds (based on voting power); (v) investment managers and principals of pooled investment funds; (vi) promoters and persons compensated for soliciting investors as well as the general partners, directors, officers; and (vii) managing members of any compensated solicitor. A sample of Bad Actor Questionnaire is found in Appendix N of the Manual.

A.    Definitions

For purposes of this policy, the following definitions apply:

“Disqualifying Events” include:

“Criminal convictions” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of Securities (or five years in the case of the issuer or company and its predecessors and affiliated issuers or companies).

“Court injunctions and restraining orders” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of Securities.

“Final orders” from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of Securities, insurance, banking, savings associations or credit unions that:

•	Bar the issuer or company from associating with a regulated entity, engaging in the business of Securities, insurance or banking or engaging in savings association or credit union activities; or

•	Are based on fraudulent, manipulative or deceptive conduct and are issued within 10 years of the proposed sale of Securities.

“Certain SEC disciplinary orders” relating to brokers, dealers, municipal Securities dealers, investment companies and investment advisers and their associated persons.

“SEC cease-and-desist orders” related to violations of certain anti-fraud provisions and registration requirements of the federal Securities laws.

“SEC stop orders” and orders suspending the Regulation A exemption issued within five years of the proposed sale of Securities.

“Suspension or expulsion” from membership in a self-regulatory organization (SRO) or from association with an SRO member.

“Order” is a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation. Unless included in an order, this term does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions.

“Proceeding” means a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

“Self-Regulatory Organization (SRO)” is any national securities or commodities exchange, registered securities association or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Options Exchange (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

“U.S. Postal Service false representation order” is a scheme or device for obtaining money or property through mail by means of false representations.

B.    Verification by Covered Persons

The Company will take reasonable steps to ensure that no covered person has been the subject of a Disqualifying Event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. The Company may also wish to consult publicly available databases.

The Rule provides an exception from disqualification when the Company can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a Disqualifying Event participated in the offering. The Rule does not apply to events that occurred prior to September 23, 2013, the effective date; however, the Company must disclose to investors any Disqualifying Events by covered persons prior to the effective date of the Rule.

The Company is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Company, verified annually thereafter, shall be considered reasonable, provided there are no other indicia to suggest a covered person has been the subject of a disqualifying event.

C.    Remedial Actions

In the event that a covered person has had a Disqualifying Event, the Company will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification. Remedial actions may include terminating or reassigning disqualified individuals, restructuring governance and control arrangements, terminating engagement with a placement agent or other covered financial intermediary, postponing or foregoing capital raising or pursuing alternative capital raising methods, buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

VI. Appendix A

Registered Fund Code of Ethics — Rule 17j-1 of the Investment Company Act of 1940

In addition to the obligations imposed on all Supervised Persons under Rule 204A-1 of the Advisers Act and the Company's Code of Ethics described in Section 3.5 of this Manual, Supervised Persons of the Company who are responsible for servicing the Registered Fund are separately subject to the Registered Fund's Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"). Rule 17j-1 requires every registered investment company and its investment adviser to adopt a written code of ethics containing provisions reasonably necessary to prevent Access Persons from engaging in fraudulent, deceptive, or manipulative acts in connection with their personal securities transactions, and to establish procedures for reporting and reviewing such transactions.

Supervised Persons of the Company who are deemed "Access Persons" of the Registered Fund — including any Supervised Person who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Registered Fund, or whose functions relate to the making of any recommendations with respect thereto — shall be required to comply in full with the Registered Fund's Rule 17j-1 Code of Ethics. Such obligations include, without limitation: (i) submitting initial and annual holdings reports and quarterly transaction reports with respect to personal securities holdings and transactions in Covered Securities to the Registered Fund's Chief Compliance Officer or designee within the timeframes prescribed by the Registered Fund's Code of Ethics; (ii) obtaining prior written approval from the Registered Fund's Chief Compliance Officer or designee before acquiring any security in an initial public offering or limited offering (private placement); and (iii) acknowledging receipt of, and compliance with, the Registered Fund's Code of Ethics upon commencement of duties relating to the Registered Fund and upon each subsequent amendment thereto.

The Registered Fund's Rule 17j-1 Code of Ethics, as provided to the Company by the Registered Fund, is incorporated herein by reference and attached to this Appendix S. The Company's CCO shall be responsible for: (i) maintaining a current copy of the Registered Fund's Rule 17j-1 Code of Ethics and distributing it promptly to all relevant Supervised Persons upon receipt or amendment; (ii) coordinating with the Registered Fund's Chief Compliance Officer to facilitate timely submission of all required personal securities reports by applicable Supervised Persons; (iii) retaining records of all such reports and acknowledgements for a period of not less than five years, the first two years in an easily accessible place; and (iv) promptly notifying the Registered Fund's Chief Compliance Officer of any known or suspected violation of the Registered Fund's Rule 17j-1 Code of Ethics by any Supervised Person of the Company.

The Code of Ethics of the registered fund is stored in Compliance - Documents\Compliance Manual - Policies and Forms\1940 act

Latest Version: 31st of October 2024

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